Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VANGUARD NATURAL RESOURCES, INC.

I, Scott W. Smith, being an authorized officer of Vanguard Natural Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 13, 2009 under the name VNR Finance Corp.

SECOND: The name of the Corporation was amended to Vanguard Natural Resources, Inc. on July 21, 2017, pursuant to Section 241 of the General Corporation Law of the State of Delaware (“DGCL”).

THIRD: The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 1, 2017.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following text as a new Section 4.7:

“Section 4.7 JPMS Voting Rights. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, J.P. Morgan Securities LLC (“JPMS”) and its affiliates, collectively, shall not be entitled to vote, directly or indirectly, equity securities of the Corporation representing, in aggregate, greater than 4.99% of the total combined voting power of any class of equity securities of the Corporation entitled to vote on any matter (any equity securities held by JPMS and its affiliates, collectively, in excess of such 4.99% limitation, the “Excess Voting Stock”). For the avoidance of doubt, if JPMS or any of its affiliates shall transfer any Excess Voting Stock to any other person that is not an affiliate of JPMS, the limitation set forth in this Section 4.7 shall no longer apply to such Excess Voting Stock. Excess Voting Stock may only be transferred by JPMS or any of its affiliates: (i) among or between JPMS and its affiliates; (ii) in a widespread public distribution; (iii) in transfers in which no transferee (or group of associated transferees) would receive from JPMS and its affiliates in such sale or transfer two percent (2%) or more of any class of voting securities of the Corporation; (iv) to an underwriter for the purpose of conducting a widespread public distribution of the voting securities of the Corporation, (v) to the Corporation, or (vi) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer of Excess Voting shares from JPMS or its affiliates.”

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 29 day of September 2017.

/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and CEO

[Signature Page to Amendment to Amended and Restated Certificate of Incorporation]